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                                                                     EXHIBIT 8.1

[LETTERHEAD OF BRYAN CAVE LLP]


                               February 28, 1996



AmVestors Financial Corporation
415 S.W. 8th Avenue
Topeka, Kansas 66603

Ladies and Gentlemen:

                 This opinion is delivered in our capacity as counsel to AmVestors Financial Corporation, a Kansas Corporation ("AmVestors"), pursuant to Section 8.2(f) of the Agreement and Plan of Merger dated as of September 8, 1995 (the "Merger Agreement") by and among AmVestors, Financial Benefit Group, Inc., a Delaware corporation ("FBG"), and AmVestors Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of AmVestors ("Acquisition Subsidiary") and in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") filed as a Joint Proxy Statement/Prospectus with the Securities and Exchange Commission on February 28, 1996. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

                 In rendering this opinion, we have reviewed copies of the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or relevant for

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purposes of this opinion.  In addition to these documents we have relied on the written representations of AmVestors and FBG as to certain factual matters.

                 In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us and (vi) the accuracy as to the facts of all representations, warranties and written statements. We have also assumed, without investigation, that all documents, warranties and covenants relating to the Merger on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter. In addition, at the time the Joint Proxy Statement/Prospectus was mailed to holders of AmVestors Common Stock and FBG Common Stock, the AmVestors Stock Price, as that term is defined below, was $10.91. Furthermore, we have assumed for purposes of this tax opinion that the AmVestors Stock Price will exceed $9.00 at the Effective Time of the Merger. The pertinent facts, as we understand them are set forth below.

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                                    FACTS

                 AmVestors, through its subsidiary American Investors Life Insurance Company, Inc., specializes in the sale of annuity products throughout the United States. As of September 30, 1995, and before the transaction listed below, AmVestors had outstanding 10,135,175 shares of common stock, par value $
1.00 per share.

                 FBG is a holding company specializing, through its subsidiaries, in the annuity market. As of September 30, 1995, FBG had outstanding 6,428,428 shares of Class A Common Stock, par value $ .01 per share and 323,667 shares of Class B Common Stock, par value $.01 per share. In addition, FBG has outstanding options or warrants to purchase FBG Common Stock granted under the option or warrant plans of FBG (an "FBG Option"). Furthermore, FBG also has outstanding FBG Warrants to purchase 643,781 shares of FBG Class A Common Stock which were not issued pursuant to any FBG benefit plan, all of which are currently exercisable (the "FBG Warrants").

                 Upon consummation of the Merger, each share of FBG Class A Common Stock outstanding immediately prior to the Merger (other than Dissenting Shares and shares held by AmVestors) will be converted into the right to receive a combination of (i) cash, (ii) a fraction of a share of AmVestors Common Stock, and (iii) a fraction of an AmVestors Warrant (the "Merger Consideration").

                 The amount of cash payable per share of FBG Class A Common Stock in the Merger ("Cash Consideration Per Share") will be equal to (i) $10 million, less amounts paid by
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AmVestors to holders of certain FBG Options (as described below) and an amount equal to $5.31 multiplied by the number of shares of FBG Class A Common Stock held by dissenting stockholders of FBG ("Dissenting Shares"), divided by (ii) the number of shares of FBG Class A Common Stock outstanding immediately prior to the Merger less the number of Dissenting Shares. The fraction of a share of AmVestors Common Stock payable per share of FBG Class A Common Stock in the Merger will be equal to $5.00 minus the Cash Consideration Per Share, divided by (i) the AmVestors Stock Price if such price is greater than or equal to $10.50 and less than or equal to $13.25, (ii) $10.50 if the AmVestors Stock Price is less than $10.50, or (iii) $13.25 if the AmVestors Stock Price is greater than $13.25. Since the fraction of a share of AmVestors Common Stock to be received as part of the Merger Consideration is fixed if the AmVestors Stock Price is below $10.50 or above $13.25, if such price were less than $10.50, the value of the AmVestors Common Stock to be received by FBG stockholders would decrease and the aggregate value of the Merger Consideration would be less than $5.31 per share of FBG Class A Common Stock and, similarly, if such price were greater than $13.25, the value of the AmVestors Common Stock to be received by FBG stockholders would increase and the aggregate value of the Merger Consideration would be greater than $5.31 per share of FBG Class A Common Stock. Finally, if the AmVestors Stock Price were within such range, the aggregate Merger Consideration would be valued at $5.31 per share of FBG Class A Common Stock as described in the accompanying Joint Proxy Statement/Prospectus. The "AmVestors Stock Price" is defined by the Merger Agreement as the average closing price of AmVestors
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Common Stock during the twenty consecutive trading days ending three days prior to the Merger.

                 No fractional shares of AmVestors Common Stock or fractional AmVestors Warrants will be issued in the Merger. Where the Merger Consideration would otherwise require the issuance of a fractional share, cash equal to the value of such fractional interest will be paid to the holder of such interest in lieu of such fractional share (with AmVestors Common Stock being valued at the AmVestors Stock Price). Where the Merger Consideration would otherwise result in the payment of a fraction of an AmVestors Warrant, the cash equal to the value of such fractional interest (with the AmVestors Warrant being valued at $.31 divided by the fraction of an AmVestors Warrant being issued as part of the Merger Consideration, will be paid to such stockholder. The amount of cash paid to holders of FBG Class A Common Stock for a fractional share of AmVestors Common Stock or a fractional AmVestors Warrant will be in addition to the Cash Consideration per Share.

                 At the time the Registration Statement was mailed to holders of AmVestors Common Stock and FBG Common Stock, the AmVestors Stock Price was $10.91. Therefore, for purposes of this opinion, the Merger Consideration will be valued in the aggregate at $5.31 per share.
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                 Each holder of an FBG Option will be entitled to receive
either cash or AmVestors Options as described below.

                 1. If the FBG Option was granted pursuant to FBG's Non-Qualified Option Plan, such option will terminate upon the consummation of the Merger and its holder will be entitled to receive an amount of cash equal to the product of (i) the excess of the Merger Consideration (valuing the fraction of AmVestors Common Stock receivable at the AmVestors Stock Price and valuing the fraction of the AmVestors Warrant at $.31) over the exercise price of such option, multiplied by (ii) the number of shares subject to such FBG Option (the "Option Cash Consideration").

                 2. If such FBG Option was granted pursuant to the FBG's Equity Incentive Non-Qualified Warrant/Option Program, such option will be exchangeable, at the election of its holder, for either the Option Cash Consideration or a non-qualified option exercisable for AmVestors Common Stock having substantially the same terms and conditions as such FBG Option except that, in order to reflect the terms of the Merger, the exercise price per share of such FBG Option will be determined by dividing the exercise price of the FBG Option by the Exchange Ratio and number of shares of AmVestors Common Stock issuable upon exercise will be determined by multiplying the number of shares of FBG Common
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                          Stock subject to the FBG Option by the Exchange
                          Ratio. The "Exchange Ratio" will be equal to the sum of (i) the number of shares of AmVestors Common Stock receivable for each share of FBG Class A Common Stock in the Merger, (ii) a number of shares equal to the Cash Portion Per Share divided by the AmVestors Stock Price, and (iii) a number of shares equal to $.31 divided by the AmVestors Stock Price.

                 3. If such FBG Option was granted pursuant to FBG's Employee Incentive Stock Option Plan, such option will be exchangeable for either the Option Cash Consideration (at the request of the option holder and with the consent of FBG) or an incentive stock option exercisable for AmVestors Common Stock having substantially the same terms and conditions as such FBG Option except that, in order to reflect the terms of the Merger, the exercise price per share of such FBG Option will be determined by dividing the exercise price of the FBG Option by the Exchange Ratio and number of shares of FBG Common Stock subject to the FBG Option by the Exchange Ratio and the number of shares of AmVestors Common Stock issuable upon exercise will be determined by multiplying the number of shares of AmVestors Common Stock issuable upon exercise will be determined by multiplying the number of shares of FBG Common Stock subject to the FBG Option by the Exchange Ratio.
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                 Furthermore, pursuant to the terms of the FBG Warrants, upon exercise and payment of the exercise price thereof following the Closing Date, the holders of the FBG Warrants will be entitled to receive the Merger Consideration they would have been entitled to receive had they exercised the FBG Warrants immediately prior to the Closing Date. None of the FBG Warrants terminate pursuant to their terms, or are cancelable, immediately following or in connection with the Merger.

                                   OPINION

                 Based upon the foregoing and the discussion below, and subject to the conditions and limitations contained herein, we are of the opinion that:
(1) the Merger, when consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;(1) and (2) the Federal income tax consequences to the parties, as set forth in the Registration Statement and as set forth more fully below, are true and complete in all material respects.

----------------------
(1) All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise indicated.
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                                  DISCUSSION

I.       Reorganization Requirements Under Sections 368(a)(1)(A) and
         368(a)(2)(D).

         A.      Statutory Requirements

                 Section 368(a)(1)(A) states that the term "reorganization" means "a statutory merger or consolidation." The regulations define a statutory merger or consolidation as "a merger or consolidation effected pursuant to the corporation laws of the United States or a State or territory, or the District of Columbia. Treas. Reg. Section 1.368-2(b)(1).

                 In order for a transaction to qualify as a reorganization under section 368(a)(1)(A) by reason of section 368(a)(2)(D), one corporation (the acquiring corporation) must acquire substantially all of the properties of another corporation (the acquired corporation) partly or entirely in exchange for stock of a corporation which is in control of the acquiring corporation (the controlling corporation), provided that (i) the transaction would have qualified under section 368(a)(1)(A) if the merger had been into the controlling corporation, and (ii) no stock of the acquiring corporation is used in the transaction. Sections 368(a)(1)(A), (2)(D); Treas. Reg. Section 1.368-2(b)(2). The Service has defined "substantially all" for purposes of issuing private letter rulings as 90 percent of the fair market value of the acquired corporation's net assets and 70 percent of the fair market value of the acquired corporation's gross assets. Rev. Proc. 77-37, Section 2.03, 1977-2 C.B. 568.

                 In this case, FBG will merge with and into Acquisition Subsidiary in a merger effected pursuant to the corporation laws of the Delaware. In addition, AmVestors and FBG
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have represented that Acquiring Subsidiary will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by FBG, immediately prior to this transaction. For purposes of this representation, amounts paid by FBG to dissenters, amounts paid by FBG to shareholders who receive cash or other property, FBG assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by FBG immediately preceding the transfer, were treated as included as assets of FBG held immediately prior to the Merger. Accordingly, Acquiring Subsidiary should be considered to have acquired substantially all the properties of FBG. Furthermore, AmVestors has represented that no stock of Acquisition Subsidiary will be issued in the Merger. Therefore, the Merger will meet the statutory requirements of sections 368(a)(1)(A) and 368(a)(2)(D).

         B.      Judicial Requirements.

                 In addition to the statutory requirements listed above, reorganizations must meet the judicial requirements of (1) post-reorganization continuity of shareholder interest, (2) continuity of business enterprise, and
(3) business purpose.

                 1.       Post-reorganization Continuity of Shareholder
                          Interest.

                 In general, to satisfy the continuity of interest requirement, the historic shareholders of the target corporation, as a group: (1) must exchange a "substantial part" -- generally at least 40-50 percent -- of their target stock for stock in the acquiring corporation (the "continuity amount");
(2) must have the unrestricted right to maintain ownership of the
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continuity amount of stock in the acquiring corporation for some period following the reorganization (ordinarily five years will suffice), and (3) either must (a) in fact retain ownership of the continuity amount of stock in the acquiring corporation or (b) in the event of early disposition of the continuity amount of stock in the acquiring corporation, demonstrate that the early disposition was not pursuant to a plan or arrangement in place at the time of the reorganization. See, e.g., Rev. Proc. 77-37, Section 3.02, 1977-2 C.B. 568 (IRS ruling position of 50% shareholder continuity); Rev. Rul. 66-23, 1966-1 C.B. 67 (five year period); Penrod v. Commissioner, 88 T.C. 1415 (1987) (continuity not broken by later sales; no intent to sell at time of acquisition, and sales resulted from subsequent events).

                 In this case, based on the assumption that the AmVestors Stock Price will exceed $9.00 per share at the Effective Time of the Merger, the holders of FBG Common stock will exchange over 50 percent (50%) of the value of their FBG Class A Common Stock for AmVestors Common Stock. Furthermore, FBG has represented that there is no plan or intention by any holder of five percent (5%) or more of FBG Common Stock, and to the best of the knowledge of the management of FBG, there is no plan or intention on the part of the remaining holders of FBG Common Stock, to sell, exchange, or otherwise dispose of a number of shares of AmVestors Common Stock received in the transaction that would reduce the FBG stockholders' ownership of AmVestors Common Stock to a number having a value as of the date of the transaction, of less than 50 percent (50%) of the value of all of the formerly FBG
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Common Stock as of the same date.  Therefore, the continuity of interest requirement should be met.

                 2.       Continuity of Business Enterprise.

                 To qualify as a reorganization, Acquisition Subsidiary must either (1) continue FBG's historic business or (2) use a significant portion of FBG's historic business assets in a business. Treas. Reg. Section 1.368-1(d)(2).

                 In this case, AmVestors has represented it intends to cause Acquisition Subsidiary, as survivor of the Merger, to continue the historic business activities of FBG or use a significant portion of FBG's historic business assets in a business. Based on this representation, the continuity of business enterprise should be met.

                 3.       Business Purpose.

                To qualify as a reorganization, AmVestors Acquisition Subsidiary's acquisition of FBG must have a business purpose. See, e.g., Treas. Reg. Section 1.368-1(b); Gregory v. Helvering, 293 U.S. 465 (1934). In the Prospectus, AmVestors has listed several business reasons for the merger which should be sufficient to meet this requirement for a statutory merger under sections 368(a)(1)(A) or 368(a)(2)(D). Therefore, the business purpose requirement should be met.

         C.      Conclusion as to Reorganization.

                 Therefore, in our opinion, the Merger will qualify as a reorganization pursuant to sections 368(a)(1)(A) and (a)(2)(D) and the statement in the Registration Statement that the
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Merger, when consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement will qualify as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D).

II. Federal Income Tax Consequences to the Parties of a Section 368(a)(1)(A) or (a)(2)(D) Reorganization.

         A.      AmVestors and FBG.

                 No gain or loss is recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. Section 1032(a). In addition, no gain or loss will be recognized to a corporation if such corporation is a party to the reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization. Section 361(a). Furthermore, if such corporation receives non-qualified property (i.e. property other than stock or securities in another corporation that is a party to the reorganization) and distributes such non-qualified property pursuant to the plan of reorganization, then no gain or loss to the corporation will be recognized. Section 361(b)(1), (2). Moreover, except in the case of a distribution of appreciated property by the acquired corporation to its shareholders as described in section 361(c)(2), no gain or loss will be recognized to a corporation a party to the reorganization on the distribution to its shareholders of property in pursuance of the plan of reorganization. Section 361(c)(1). Parties to the reorganization include a corporation resulting from a
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reorganization and the corporation controlling the corporation referred to in section 368(a)(2)(D).  Section 368(b).

                 AmVestors and FBG are both parties to the reorganization. AmVestors will recognize no gain or loss on the issuance of AmVestors Common Stock in return for FBG Class A Common Stock. Section 1032(a). FBG will recognize no gain or loss on the exchange of FBG Class A Common Stock solely for the Merger Consideration and the subsequent distribution of the Merger Consideration to holders of FBG Class A Common Stock. Sections 361(a), (b),
(c)(2).

                 Therefore, no gain or loss should be recognized by AmVestors or FBG on the receipt or distribution of the Merger Consideration.

         B.      Holders of FBG Class A Common Stock.

                 A reorganization qualifying under sections 368(a)(1)(A) or 368(a)(2)(D) will result in the following federal income tax consequences:

         1. Pursuant to sections 354(a) and 356(a)(1), a holder of FBG Class A Common Stock who exchanges such stock for the Merger Consideration will recognize gain (but not loss) in an amount equal to the lesser of (i) the excess of the fair market value of the Merger Consideration (excluding any cash received in lieu of a fractional share of AmVestors Common Stock) over the holder's tax basis in the FBG Class A Common Stock exchanged therefor, or (ii) the fair market value of the AmVestors Warrants and the amount of cash received in the Merger
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                 (excluding any cash received in lieu if fractional share of
                 AmVestors Common Stock).

         2. The cash and the fair market value of the AmVestors Warrants received in the exchange will be treated as having been received as a distribution in redemption of the FBG Class A Common Stock, subject to the provisions of section 302. Usually, this will result in a capital gain provided the stockholder exchanging the FBG Class A Common Stock held such shares as a capital asset at the time of the exchange and will qualify as long-term capital gain if such stockholders of FBG Class A Common Stock held such shares for a period greater than one year on the date of the Merger. However, if the exchange has the effect of the distribution of a dividend (determined with the application of the constructive ownership rules of section 318), then the amount of gain recognized that is not in excess of the FBG Class A Common Stock stockholder's ratable share of undistributed earnings and profits of FBG will be treated as a dividend.

         3. The basis of the AmVestors Common Stock received by the holder of FBG Class A Common Stock in the Merger will be a substituted basis - i.e., the same basis as the basis of the stock surrendered. Section 358(a)(1).

         4. The holding period for tax purposes of the AmVestors Common Stock received by the holders of FBG Class A Common Stock will include the holding period of the FBG Class A Common Stock surrendered if (i) the stock received has, for the
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                 purposes of determining gain or loss from a sale or exchange, the same basis in whole or in part as the stock exchanged, and
                 (ii) the FBG Class A Common Stock exchanged was a capital asset in the hands of the holder on the date of the Merger.
                 Section 1223(1).

         5. Where cash is paid by the acquiring corporation in lieu of fractional shares and such cash payment is not bargained for, but is made solely to avoid the administrative inconvenience and expense of issuing such shares, such cash payment will be treated under section 302 as in redemption of the fractional share interests. Rev. Rul. 66-356, 1966-2 C.B. 116. Under section 302, holders of FBG Class A Common Stock who receive cash in lieu of a fractional share will treat the cash payment as a distribution in full payment in exchange for his fractional share interest provided the redemption is not essentially equivalent to a dividend. Section 302(a). Therefore, FBG stockholders will recognize gain or loss based on the difference between the cash received for such fractional share and the shareholder's tax basis in such fractional share, provided the distribution is not essentially equivalent to a dividend. Section 302(b). If the FBG Class A Common Stock is a capital asset in the hands of the FBG stockholder, then such gain or loss will be a long-term capital gain or loss if the shares were held at least one year prior to the Merger. Sections 1221 and 1222.

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         C.      Holders of FBG Options.

                 1.       Incentive Stock Options.

                 In general, if the terms of any option to purchase stock are modified, extended, or renewed, such modification, extension or renewal shall be considered as the granting of a new option. Section 424(h)(1). The term "modification" means any change in the terms of the option which gives the employee additional benefits, but such term does not include a change that is attributable to the issuance or assumption of an option under section 424(a).
Section 424(h)(3)(A). Section 424(a) applies to the substitution of a new option for an old option or an assumption of the old option, by reason of a corporate transaction if the "spread" after the substitution is no greater than the "spread" before the substitution. Section 424(a). The "spread" is the difference between the aggregate fair market value of the shares subject to the option and their option price. Section 424(a)(1). A corporate transaction is any corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation. Section 424(a). A second requirement of section 425(a) is that the terms of the substituted or assumed option cannot give the employee more favorable benefits than those granted under the old option. Section 424(a)(2). Therefore, if a new incentive stock option is exchanged for an old incentive stock option pursuant to a corporate merger and the spread of the new option after the exchange is no greater than the spread before the exchange and the terms of the exchanged option does not give the employee more favorable benefits than those granted under the old option, then the exchange of options will not be considered a taxable
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exchange and the employee receiving the new incentive stock option will not recognize any gain or loss on the receipt of the new incentive stock option.

                 In this case, an FBG Option that meets the requirements of section 422 is an incentive stock option ("FBG ISO"). Each holder of an FBG ISO that receives the Option Cash Consideration in exchange for such FBG ISO that was granted pursuant to FBG's Employee Incentive Stock Option Plan will have ordinary income to the extent the cash received. Each holder of an FBG ISO that was granted pursuant to FBG's Employee Incentive Stock Option Plan that elects to exchange such FBG ISO for an incentive stock option exercisable for AmVestors's Common Stock ("AmVestors ISO") having substantially the same terms and conditions as such FBG ISO except that the exercise price and number of shares of AmVestors Common Stock issuable upon exercise will be adjusted to reflect the Merger will recognize no taxable income at the Effective Time of the Merger based on exchange because the exchange of FBG ISO for AmVestors ISO was pursuant to a corporate merger, the spread of the AmVestors ISO after the exchange is no greater than the spread of the FBG ISO before the exchange and the terms of the AmVestors ISO does not give the employee more favorable benefits than those granted under the FBG ISO.

                 2.      Holders of Non-qualified Stock Options.

                 Non-qualified options to purchase stock transferred to an individual for in connection with the performance of services are taxable income to the individual. Section 83(a). However, section 83(a) does not apply to the transfer of an option without a readily ascertainable
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fair market value.  Section 83(e)(3).  If section 83(a) does not apply to the grant of an option because the option does not have a readily ascertainable fair market value at the time of grant, sections 83(a) and 83(b) shall apply at the time the option is exercised or otherwise disposed of even though the fair market value of such option may have become readily ascertainable before such time. Treas. Reg. section 1.83-7(a).

                 In this case, each holder of an FBG Option that was granted a non-qualified stock option pursuant to either FBG's Equity Incentive Non-Qualified Warrant/Option Program or FBG's Non-qualified Plan (an "FBG NQO") and elects to receive the Option Cash Consideration will recognize ordinary income to the extent of the cash received. Each holder of an FBG NQO that elects to exchange such FBG NQO for a non-qualified option exercisable for AmVestors Common Stock having substantially the same terms and conditions as such FBG Option except that the exercise price and number of shares of AmVestors Common Stock issuable will be adjusted to reflect the Merger (an "AmVestors NQO") should recognize no taxable income at the Effective time of the Merger based on Acquisition Subsidiary's assumption of the FBG Option because neither the FBG NQOs nor the substituted AmVestors NQOs will have a readily ascertainable fair market value when granted.

         D.      Holders of FBG Warrants.

                 Each holder of FBG Warrants who exercise such FBG Warrants prior to the Merger will recognize no gain on the receipt of FBG Class A Common Stock upon exercise of such FBG Warrants. In such case, the holder's basis in the shares of FBG Class A Common
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Stock received will be the sum of the holder's basis in such FBG Warrants plus the exercise price paid to exercise such FBG Warrants. Rev. Rul. 72-71, 1972-1 C.B. 99. The subsequent exchange of such FBG Class A Common Stock for the Merger Consideration will generally result in the same tax consequences to such holder as described in "Holders of FBG Class A Common Stock" above, except that the holding period of the FBG Class A Common Stock will begin on the date on which the FBG Warrants are exercised. Section 1223(6). Therefore, holders of FBG Warrants who exercise their FBG Warrants one year or less than one year before the Effective Time of the Merger and recognize capital gain on the exchange of FBG Class A Common Stock for the Merger Consideration should receive short-term capital gain treatment because the holding period of the FBG Class A Common Stock will not be for more than one year. Section 1222(1).

                 The tax consequences to holders of FBG Warrants who do not exercise such FBG Warrants prior to the Merger are unclear. The Internal Revenue Service ("IRS") has taken the position that the substitution of warrants in a reorganization under sections 368(a)(1)(A) and 368(a)(2)(D) constitutes an immediately taxable exchange under section 1001. See PLR 8051145 (Sept. 26, 1980), PLR 7949056 (Sept. 7, 1979); see also Rev. Rul.
78-408, 1978-2 C.B. 203 (exchange of warrants taxable exchange in B reorganization); but see PLR 9539020 (Sept. 27, 1995) (subsidiary's assumption of a target corporation's options in a section 368(a)(1)(A) reorganization held not a taxable event to the target's optionholders).
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February 28, 1996
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                 If the IRS were to take the position that the conversion of the right to receive FBG Class A Common Stock into the right to receive the Merger Consideration pursuant to the Merger was a conversion of FBG Warrants into AmVestors Warrants ("Substituted Warrants") and this position were sustained by a court, a holder of FBG Warrants would recognize gain to the extent the fair market value of the Substituted Warrants received by such holder exceeds the holder's tax basis in the FBG Warrants. Any resulting gain would be a capital gain provided the holder of the FBG Warrant held such warrant as a capital asset at the time of the Merger. Section 1221. The holding period for tax purposes of the Substituted Warrants would begin on the day after the deemed exchange of warrants, i.e. the date after the Effective Time of the Merger. Section 1223(1). The holding period of the AmVestors Common Stock and AmVestors Warrants received upon subsequent exercise of the Substituted Warrants will begin with the date on which the Substituted Warrant is exercised. Section 1223(6).


                              *   *   *   *   *

                 The foregoing opinions reflect our best professional judgment as to the correct federal income tax treatment, under current law, of those aspects of the proposed transactions to which the opinions relate. We note that our opinion is based upon our review of the documents described above, the statements and representations referred to above, the provisions of the Internal Revenue Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof, currently in effect. Any change in applicable law or any

AmVestors Financial Corporation
February 28, 1996
Page 22



of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may effect the continuing validity of our opinion.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such state as you deem necessary in the course of complying with the laws of such states regarding the Merger. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the rule and regulations of the Securities and Exchange Commission.

                                        Very truly yours,

                                        /s/ BRYAN CAVE LLP